RESIGNATION
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         I, Brian Eddo, hereby tender and submit my resignation as President and a director of Digiblue Media, Inc., a Nevada corporation (the "Corporation"); my resignation as President is to be effective immediately on the 6th day of April 2004, whereas my resignation as director shall not become effective until 10 days after the Corporation's Information Statement on Schedule 14f-1 is mailed to its shareholders.

                                   /s/  Brian Eddo
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                                   Brian Eddo